Exhibit 99.1

Contact: Stephen H. Gordon David S. DePillo	Chairman & CEO President & COO	Telephone: Facsimile:	(949) 585-7500 (949) 585-0174

COMMERCIAL CAPITAL BANCORP, INC. ANNOUNCES OVER $83 MILLION
OF LOANS FUNDED IN JULY THROUGH STRATEGIC RELATIONSHIP
WITH GREYSTONE SERVICING CORPORATION

Irvine, CA – August 4, 2003 – Commercial Capital Bancorp, Inc. (“CCBI” or the “Company”), (NASDAQ: “CCBI”), announced today that, as a result of Commercial Capital Bank, the Company’s bank subsidiary, entering into a correspondent agreement (“Agreement”) with Greystone Servicing Corporation, Inc. (“Greystone”), a nationwide Fannie Mae Delegated Underwriting and Servicing (“DUS”) lender, the relationship, since its inception, has resulted in the successful completion of over $105 million in loans funded, including over $83 million of loans funded during the month of July. The Agreement enables the Company, through Greystone, to fulfill its multi-family borrowers’ long-term, fixed-rate financing needs. The Agreement provides that, for typical fixed rate loans, Greystone funds the loan, while the Company receives fees paid by the borrower.

Stephen H. Gordon, Chairman and Chief Executive Officer, stated, “This relationship enables the Company to capitalize off its deep market presence throughout California, capturing a segment of the market the Company has otherwise been unable to serve, while not cannibalizing its own core, adjustable-rate loan originations. It is our belief that these funding volumes, as they relate to the interest rate sensitive products and programs made available through Greystone’s Fannie Mae DUS lender status, will tend to fluctuate from period to period, as to timing and amounts.”

David S. DePillo, Vice Chairman, President and Chief Operating Officer, added, “We look forward to developing and expanding the Greystone relationship and its product menu. This alliance creates the ability for the Company to provide additional competitive products and solutions to income property investors located throughout the markets that the Company serves.”

Stephen Rosenberg, Chairman of Greystone & Co., stated “We are very excited about our partnership with Commercial Capital Bank and look forward to the continued enhancement of our alliance. Their team has a strong reputation for quality and service and their knowledge of the multi-family product and the California market is unparalleled. The transactions to date serve as a testimony to the synergy borne of our respective skill sets.”

CCBI, headquartered in Irvine, CA, is a multifaceted financial services company which provides financial services to meet the needs of its client base, which includes income-property real estate investors, middle market commercial businesses, and high net-worth individuals, families and professionals. At June 30, 2003, CCBI had total assets of $1.4 billion, was the 3rd largest multi-family lender in California during the 12 months ended March 31, 2003 (source: Dataquick Information Systems) and has originated approximately $2.5 billion in multi-family and commercial real estate loans through June 30, 2003. Commercial Capital Bank (the “Bank”), the Company’s bank subsidiary, was the fastest growing banking organization in California, based on percentage growth in total assets over the 36 months ended March 31, 2003 (source: www.fdic.gov). The Bank has full service banking offices located at the Company’s headquarters in Irvine, Rancho Santa Margarita, Riverside, and loan origination offices in Sacramento, Corte Madera (Marin County), Oakland, Burlingame, Woodland Hills, Encino, Los Angeles, Irvine, and San Diego, CA, and plans to open a banking office in La Jolla, CA in September of 2003. Commercial Capital Mortgage, Inc. (“CCM”), the Company’s mortgage banking subsidiary, funds and sells those loans which the Bank elects to assign to CCM. ComCap Financial Services, Inc., the Company’s NASD registered broker dealer, provides fixed income and mortgage-backed securities advisory and brokerage services to corporations, high net-worth individuals and other financial institutions. Commercial Capital Asset Management, Inc., the Company’s asset management subsidiary, provides asset management services to alternative investment funds, made available to accredited investors.

This Press Release may include forward-looking statements (related to each company’s plans, beliefs and goals), which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. CCBI undertakes no obligation to revise or publicly release any revision to these forward-looking statements.